Exhibit (m)(i)

THE ARBITRAGE FUNDS

AMENDED AND RESTATED SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

This Amended and Restated Shareholder Services and Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”), by The Arbitrage Funds (the “Trust”), a Delaware trust, for each series of the Trust (each, a “Fund” and collectively, the “Funds”) and those classes of shares (each a “Class”) of the Funds as listed in Appendix A, as it may be amended from time to time, to be effective as of the date set forth above.  The Plan has been approved by a majority of the Trust’s Board of Trustees and by a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

1.           Annual Fees.

a.           Service and Distribution Fee for Class A shares.  For each Fund with Class A shares, the Fund may reimburse the Fund’s principal distributor (the “Distributor”) or others for engaging in any activities related to the distribution of Class A shares and may incur expenses for payments in connection with the provision of shareholder support or administrative services made to the Distributor, the Fund’s investment adviser (the “Adviser”), or others, including broker-dealers, financial intermediaries, financial institutions and investment advisers that enter into a distribution, underwriting, selling or service agreement with respect to shares of a Class of a Fund (each of the foregoing, a “Servicing Party”), provided that the aggregate amount of all such reimbursements and payments with respect to Class A shares does not exceed an amount calculated at the annual rate of 0.25% of the average daily net assets of the Fund’s Class A shares (the “Class A Service Fee”).

b.           Service and Distribution Fee for Class C shares.  The Arbitrage Fund may:  (i) reimburse the Distributor or one or more Servicing Parties for engaging in any activities related to the distribution of Class C shares, provided that the aggregate amount of all such reimbursements with respect to Class C shares does not exceed an amount calculated at the annual rate of 0.75% of the Fund’s Class C shares (the “Class C Distribution Fee”), and (ii) incur expenses for payments in connection with the provision of shareholder support or administrative services made to the Distributor, the Adviser, or one or more Servicing Parties, provided that the aggregate amount of all such payments with respect to Class C shares does not exceed an amount calculated at the annual rate of 0.25% of the average daily net assets of the Fund’s Class C shares (the “Class C Service Fee”).

c.           Service and Distribution Fee for Class R shares.  For each Fund with Class R shares, the Fund may reimburse the Distributor or one or more Servicing Parties for engaging in any activities related to the distribution of Class R shares and may incur expenses for payments in connection with the provision of shareholder support or administrative services made to the Distributor, the Adviser, or one or more Servicing Parties, provided that the aggregate amount of all such reimbursements and payments with respect to Class R shares does not exceed an amount calculated at the annual rate of 0.25% of the average daily net assets of the Fund’s Class R shares (the “Class R Service Fee”).

2.           Expenses Covered by the Plan.

a.

i.           Each Fund may pay the Class A Service Fee and The Arbitrage Fund may pay the Class C Distribution Fee for services and activities described in this Section 2.a.i.  Under this Section 2.a.i., a Fund may reimburse the Distributor, the Adviser or Servicing Parties for engaging in any activities related to the distribution of the Fund, which activities may include, but are not limited to, the following:  (a) payments, including incentive compensation, to Servicing Parties that are engaged in the sale of shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of shares; (b) expenses of maintaining personnel (including personnel of organizations with which the Fund has entered into agreements related to this Plan) (each a “Rule 12b-1 Agreement”) who engage in or support distribution of shares; (c) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (d) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of preparing, printing and distributing sales literature; (f) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; and (g) costs of implementing and operating this Plan.  Each Fund is authorized to engage in the activities listed above, and in any other activities related to the distribution of shares, either directly or through other persons with which the Trust has entered into Rule 12b-1 Agreements.

ii.           Each Fund may pay the Class R Service Fee for services and activities described in this Section 2.a.ii.  Under this Section 2.a.ii., a Fund may reimburse the Distributor, the Adviser or Servicing Parties for expenses incurred by such parties in the promotion and distribution of the Fund’s shares, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution fees paid to securities dealers or others.

b.           In addition to the payments provided for in section 2.a. above and in order to further enhance the distribution of a Fund’s shares, each Fund may incur Class A, C and R Service Fees for payments made to the Distributor, the Adviser or Servicing Parties for, among other things, furnishing personal services and maintaining shareholder accounts, which services may include, among other things, assisting in, establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Fund to customers, receiving and answering correspondence, and aiding in maintaining their respective customers.

c.           Any Rule 12b-1 Agreement related to the services referenced in sections 2.a. or 2.b. above shall be in a form that has been approved by the Trust’s Board of Trustees, including the Disinterested Trustees.  No Rule 12b-1 Agreement shall be entered into with respect to a Fund and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of such Rule 12b-1 Agreement has first been approved by a vote of a majority of the Trust’s Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.  Any Rule 12b-1 Agreement shall describe the services to be performed by the recipient and shall specify the amount of, or the method for determining, the compensation to the recipient.

3.           Quarterly Reports.  In each year during which the Plan remains in effect, the Distributor shall provide to the Board of Trustees, and the Trustees shall review, at least quarterly, a written report of all amounts expended pursuant to the Plan.  This report shall include the purposes for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4.           Effective Date and Duration of Plan.  The Plan shall become effective as of the date noted above, subject to approval by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan.  The Plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms.  Thereafter, the Plan shall continue with respect to a Class of a Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.  The Plan may be terminated with respect to a Class of a Fund at any time, without penalty, by a majority vote of shareholders of such Class, or by vote of a majority of the Disinterested Trustees.  The Plan may remain in effect with respect to a particular Class of a Fund even if the Plan has been terminated in accordance with this Section 4 with respect to any other Class of such Fund.

5.           Fund Governance Standards.  During the period in which the Plan is effective, the Trust shall comply with the fund governance standards set forth in Rule 12b-1(c) under the 1940 Act.

6.          Amendments.  All material amendments to the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be expended by a Class of a Fund hereunder without the approval by a majority vote of shareholders of the Class affected thereby.

7.           Recordkeeping.  The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Adopted June 1, 2014

APPENDIX A

AMENDED AND RESTATED SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

May 25, 2021

Name of Fund	Name of Class
The Arbitrage Fund	Class A
Class C
Class R

Water Island Event-Driven Fund	Class A
Class R

Water Island Credit Opportunities Fund	Class A
Class R